Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-153734, 333-228747, 333-237580 and 333-261025) pertaining to the Bioanalytical Systems, Inc. 2008 Stock Option Plan, the Amended and Restated Bioanalytical Systems, Inc. 2018 Equity Incentive Plan and the Amended and Restated Inotiv, Inc. 2018 Equity Incentive Plan of our reports dated December 11, 2023, with respect to the consolidated financial statements of Inotiv, Inc. and the effectiveness of internal control over financial reporting of Inotiv, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, IN
May 24, 2024